Exhibit 10.10.1

December 17, 2008

Richard P. Eno

c/o Metabolix, Inc.

21 Erie Street

Cambridge, MA 02139

Re:  First Amendment to Employment Agreement

Dear Richard:

This letter amends the terms of the Employment Letter Agreement (the “Agreement”) dated as of February 20, 2008, by and between Metabolix, Inc. (the “Company”) and you, as set forth below.  Capitalized terms not defined herein shall have the meaning specified in the Agreement.

1.                                       Section 3(a) of the Agreement is hereby amended by inserting the following after the word “Company” and prior to the word “will” in the second sentence thereof:

“will pay such base salary on a semi-monthly basis in accordance with the Company’s normal payroll practices and”

2.                                       Section 4(f) of the Agreement is hereby amended by deleting said section in its entirety and substituting the following therefor:

“(f)                              Definition of Good Reason.  As used in this Agreement, “Good Reason” means that you have complied with the ‘Good Reason Process’ (hereinafter defined) following the occurrence of any of the following events:  (i) a material diminution in your responsibilities, authority or duties; (ii) a material diminution in your Base Salary; (iii) a material change in the geographic location at which you provide services to the Company; or (iv) the material breach of this Agreement by the Company.  ‘Good Reason Process’ shall mean that (i) you reasonably determine in good faith that a ‘Good Reason’ condition has occurred; (ii) you notify the Company in writing of the occurrence of the Good Reason condition within 60 days of the occurrence of such condition; (iii) you cooperate in good faith with the Company’s efforts, for a period not less than 30 days following such notice (the ‘Cure Period’), to remedy the condition; (iv) notwithstanding such efforts, the Good Reason condition continues to exist; and (v) you terminate your employment within 60 days after the end of the Cure Period.  If the Company cures the Good Reason condition

Metabolix | 21 Erie Street | Cambridge | MA | 02139 | USA

tel: 617 583 1700 | fax: 617 583 1767 | www.metabolix.com

during the Cure Period, Good Reason shall be deemed not to have occurred.”

3.                                       Section 5(a) of the Agreement is hereby amended by inserting the following immediately prior to the period at the end of the last sentence thereof:

“but in no event more than 45 days after the date on which your employment terminates”

4.                                       Section 5(b) of the Agreement is hereby amended by inserting the following immediately after the word “Company” and prior to the comma within the first sentence thereof:

“within thirty (30) days after the date of termination”

5.                                       Section 5(b) of the Agreement is hereby amended (x) by deleting the second and third sentences thereof and (y) by inserting the following immediately prior to the period at the end of the first sentence thereof:

“, commencing on the 37th day after the date on which your employment terminates (provided the Release is effective prior to such date), payable in accordance with the Company’s normal payroll practices, provided that the first payment will include all amounts which would have been paid in the 37 days following your termination of employment.”

6.                                       Section 5(c) of the Agreement is hereby amended (x) by deleting the second sentence thereof and (y) by inserting the following immediately following the word “Release” and prior to the comma within the first sentence thereof:

“within thirty (30) days after the date of termination”

7.                                       Section 5(e) of the Agreement is hereby amended by deleting the word “you” after the term “pay to” and prior to the term “an additional amount” within the second sentence thereof, and substituting the following therefor:

“the relevant taxing authority as withholding taxes at such time or times when each payment of Excise Tax is due,”

8.                                       Section 5(g) of the Agreement is hereby amended to provide that the term “separation from service” shall be defined in accordance with Section 409A(a)(2)(A)(i) of the Code and the applicable provisions of Treasury Regulation Section 1.409A-1(h).

9.                                       The Agreement is hereby amended by inserting the following as a new Section 5(h) to the Agreement:

“(h)                           Section 409A.  (i) Anything in this Agreement to the contrary notwithstanding, if at the time of your ‘separation from service,” the Company determines that the you are a ‘specified employee’ within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that you become entitled to under this Agreement on account of your separation from service would be considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after your separation from service, or (B) your death.  If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.

(ii)                                  Solely for purposes of Section 409A of the Code, each installment payment described in Section 5 is considered a separate payment.”

10.                                 Section 9(e) of the Agreement is hereby amended by deleting subsection (i) of such section and substituting the following therefore:

“(i) The Company shall cause its rights and obligations hereunder to be assumed by any person or entity that succeeds to all or substantially all of the Company’s business or that aspect of the Company’s business in which you are principally involved and may assign its rights and obligations hereunder to any Company Affiliate.”

11.                                 Section 9(k) of the Agreement is hereby amended by inserting the following after the word “Agreement” and prior to the word “comply” within the second sentence thereof:

“be exempt from, or”

12.                                 Except as amended herein, the Agreement is hereby confirmed in all other respects and nothing contained herein shall be deemed a waiver of any right or abrogation of any obligation otherwise existing under the Agreement except to the extent specifically provided for herein.

Please indicate your acceptance of this amendment to the Agreement by signing the enclosed copy of this letter and returning it to me.

METABOLIX, INC.

By:	/s/ Joseph D. Hill
Joseph D. Hill
Chief Financial Officer

Accepted and agreed:

/s/ Richard P. Eno
Richard P. Eno

Date:	12/18/08